Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Patty Jerde, 972-888-7316, cell 214-208-6831, patty.jerde@clubcorp.com

John Floeter, 972-771-5484, cell 214-673-7383, john@victorymc.com

CLUBCORP ANNOUNCES SALE TO KSL CAPITAL PARTNERS

AND DEDMAN FAMILY

DALLAS (Oct. 9, 2006) — ClubCorp Inc., the world leader in delivering premier golf, private club, and resort experiences, announces that it has entered into purchase agreements with KSL Capital Partners, LLC for its portfolio of nearly 170 clubs and three resorts and with the Robert Dedman family for Pinehurst, the historic North Carolina resort. These two transactions, which are subject to customary closing conditions, have an aggregate transaction value of approximately $1.8 billion and are expected to close by the end of 2006.

KSL Capital Partners, LLC is a private equity firm with in excess of $1 billion in committed capital that invests in travel and leisure businesses. KSL Capital specializes in five sectors in the travel and leisure industry: hospitality, recreation, clubs, real estate and travel services. ClubCorp falls within each of these sectors.

“This sale provides the desired liquidity for ClubCorp shareholders,” said John Beckert, ClubCorp CEO. “More importantly, KSL Capital Partners brings expertise and capital that will enable ClubCorp to expand the enterprise and create new business opportunities to build on our past success. We will continue to lead the private club industry – it is what we have always done and no one does it better.”

KSL Capital Partners’ independent management company, KSL Resorts, currently manages three of the premier resort destinations in California, including the historic Hotel del Coronado in San Diego, renowned La Costa Resort and Spa in Carlsbad near San Diego, and Rancho Las Palmas Resort & Spa in Rancho Mirage.

“ClubCorp provides a significant platform for our entry into the membership side of the leisure business,” said Michael S. Shannon, managing director of KSL Capital

Partners. “We have been impressed with the management team, and we believe the investment by our firm will add value for ClubCorp’s nearly 200,000 member households.”

Founded in 1957, Dallas-based ClubCorp and its affiliates own or operate nearly 170 golf courses, country clubs, private business and sports clubs, and resorts. ClubCorp’s annual gross revenue for 2005 was $1.04 billion. Among the company’s nationally recognized resort and golf properties are Barton Creek Resort & Spa in Austin, Texas (site of two Canadian Tour events); The Homestead in Hot Springs, Virginia (America’s first resort founded in 1766); Firestone Country Club in Akron, Ohio (site of the World Golf Championships – Bridgestone Invitational); Vista Vallarta in Puerto Vallarta, Mexico (site of the 2006 Champions Tour Puerto Vallarta Blue Agave Golf Classic); and Mission Hills Country Club in Rancho Mirage, California (home of the Kraft Nabisco Championship).

The more than 60 business clubs and business and sports clubs include the Boston College Club; City Club on Bunker Hill in Los Angeles; Columbia Tower Club in Seattle; Metropolitan Club in Chicago; and the City Club of Washington, D.C. The company’s 18,000 employees serve the nearly 200,000 member households and 200,000 guests who visit ClubCorp properties each year. Visit www.clubcorp.com for additional company information.

KSL Capital Partners and its principals have developed an enviable track record of investments in golf and resort properties. Notable investments made by the principals of KSL include:

•	Vail, Beaver Creek, Breckenridge and Keystone Mountain Resorts

•	La Quinta Resort & Club and PGA West in La Quinta, California

•	Doral Golf Resort & Spa near Miami, Florida

•	Grand Wailea Resort Hotel & Spa on Maui in Wailea, Hawaii

•	Arizona Biltmore Resort & Spa in Phoenix, Arizona

•	La Costa Resort and Spa in Carlsbad, California

•	Hotel del Coronado near San Diego, California

•	Rancho Las Palmas Resort & Spa in Rancho Mirage, California

KSL and ClubCorp have committed to a combined $150 million in capital investments over the next two years and to continuing to reinvest in current ClubCorp properties and expanding depending on market needs.

Goldman Sachs & Co. acted as M&A advisor, Houlihan Lokey Howard & Zukin provided the fairness opinion, and Haynes and Boone, LLP is acting as legal advisor to ClubCorp.

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